Exhibit 10.9L

June 23, 2004

Stephen Rosenfield

284 Wawona Street

San Francisco, CA 94127

Dear Stephen:

We are pleased to offer you a position with Tercica, Inc., as its Senior Vice President and General Counsel, reporting to the Chief Executive Officer. If you decide to join us, you will receive an annual salary of $260,000, less standard payroll deductions and all required withholdings.

Your start date is July 19, 2004. From July 19, 2004 until September 7, 2004, you will perform the duties, tasks and functions of this position on a 40 percent time basis. Accordingly, your annualized salary during this period will be $104,000, less standard payroll deductions and all required withholdings. Effective September 7, 2004, you will perform the duties, tasks and functions of this position on a 100 percent time, full-time basis. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

You will be entitled to participate in a company bonus program, if any (including bonus programs paid in the form of stock options), applicable to the Company’s executive-level employees that may be established in the future, including a pro rata bonus for 2004, dependent upon Company and individual performance.

In addition, if you decide to join us, we will recommend to our Board of Directors that you be granted an option to purchase 180,000 shares of common stock of Tercica. During the term of your employment with us, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

In addition, if the Company terminates your employment without Cause (as defined in Exhibit B) and not within 12 months after a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard

65_ Gateway Boulevard : Suite 950 : South San Francisco, California : 94080

Phone - 650.624.4900 : Fax - 650.624.4940 : www.tercica.com

form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the shares subject to your stock options will not continue to vest after the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

This offer of employment is contingent upon the granting of employment authorization through the INS’s approval of the Company’s H1-B visa petition on your behalf, the costs of which will be paid by Tercica or the demonstration of citizenship or resident alien status. If visa is required, your first day of employment will be within three (3) business days of receiving such INS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by Monday, June 28, 2004. If you accept our offer, your first day of employment will be Monday, July 19, 2004. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica, Inc.

Sincerely,

TERCICA, INC.

/s/ John A. Scarlett, M.D.
John A. Scarlett, M.D. President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Stephen N. Rosenfield

Printed Name:	Stephen N. Rosenfield

Date:	6/25/04

Enclosures

    Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1

Exhibit A

Benefits

Employee Benefits: As a regular full-time employee, you shall be entitled to all benefits, including medical, dental, vision, life & disability and the Employee Stock Purchase Plan benefits, for which you are or may become eligible under the terms and conditions of the standard Company benefits plans that may be in effect from time to time and provided by the Company to its employees generally. You shall be entitled to participate in the Company’s 401(k) plan, with no matching contribution, which will be established in the future.

Vacation Accrual: As a regular full-time employee, you will be entitled to vacation at a rate of four (4) weeks per year. Vacation accrual shall be limited to five (5) weeks in the aggregate. However, on a 40 percent time basis from July 19, 2004 until September 7, 2004, you will be entitled to vacation at a reduced rate of one and one-half (1½) weeks per year, with a maximum accrual of 10 days in the aggregate.

Exhibit B

Definitions

1. Definition of Cause for Termination. “Cause” for termination means: (i) your conviction of any felony, (ii) your participation in any fraud or act of dishonesty against the Company resulting in material damage to the Company, (iii) your material breach of this offer letter or the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company, or (iv) other wrongful conduct by you that in the good faith and reasonable determination of the Company’s Board of Directors demonstrates your gross unfitness to serve; provided, that in the case of any termination pursuant to the preceding clause (iii) or clause (iv), unless the Company’s Board of Directors determines that such conduct cannot be cured within thirty (30) days, you will be given written notice of the occurrence of such ground for termination and a period of thirty (30) days in which to cure.

2. Definition of Resignation for Good Reason. “Good Reason” for resignation means the occurrence of any of the following events, without your express written consent: (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired by and made part of a larger entity (as, for example, when, following a Change of Control, the Chief Financial Officer of the Company remains the Chief Financial Officer of a division or subsidiary of the acquirer that contains the Company’s business) shall not constitute a “Good Reason,” (ii) a reduction by the Company of your base salary as in effect immediately prior to such reduction (except as part of a base salary reduction generally applicable to executives), or (iii) a material reduction by the Company in the kind or level of employee benefits to which your are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (except as part of a reduction generally applicable to executives); provided, that with respect to the preceding clauses (i) through (iii), the Company shall have a period of thirty (30) days following receipt of written notice from you specifying the grounds for a purported voluntary termination for Good Reason to cure any event or failure that would otherwise constitute Good Reason.

3. Change of Control. “Change of Control” means the consummation of any of the following transactions:

(i) a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity or its parent outstanding immediately after such business combination, or

(ii) the sale, lease, exchange or other transfer or disposition by the Company to a non-affiliate of all or substantially all of the Company’s assets by value.

Exhibit C

Terms and Conditions of Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. In addition, the Company reserves the right to modify job titles, salaries and benefits from time to time as it deems necessary.

As we’re sure you can understand, we need to reserve the right to conduct background investigations and/or reference checks on all of our potential employees, and we must condition our offers of employment on clearance of such inquiries, if any. In this regard, for purposes of federal immigration law, you will be required to provide us with documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to us within three (3) business days of your date of hire, or we may have to terminate our employment relationship with you.

We also ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by Tercica. By signing this letter you represent to Tercica that no agreements prevent you from performing the duties of your position.

As a condition of your employment, you are required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which attached to this letter as Annex 1. The Agreement requires, among other provisions, the assignment to Tercica of patent rights to any inventions made during your employment with us, the non-disclosure of Tercica proprietary information, and the arbitration of all disputes relating to our employment relationship under this letter or otherwise. Please read the Agreement carefully. Please note that we must receive your signed Agreement before your first day of employment.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct that are included in the Company Handbook, which the Company will soon complete and distribute to you.

In the event of any dispute or claim relating to or arising out of our employment relationship, whether under this letter, the Agreement or otherwise, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees except that you shall pay the first $200.00 of any filing fees associated with any arbitration you initiate.

Annex 1

At-Will Employment, Confidential Information, Invention Assignment, and

Arbitration Agreement

Attached.